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Exhibit 16.1

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously the principal accountants for Express Systems Corp. and, under the date of June 11, 2003, we reported on the financial statements of Express Systems Corp. as of and for the years ended March 31, 2003 and 2002 and the period from inception ( July 9, 1998 ) through March 31, 2003.  Spicer Jeffries LLP’s professional liability insurance coverage for public reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants. Due to this development, we resigned our appointment as Express Systems Corp.’s principal accountants on March 19, 2004.  There were no disagreements with management as to the application of accounting principles or matters. We have read Express Systems Corp.’s statements included in Registration Statement on Form SB-2, and we agree with such statements.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
October 5, 2004